Miller Industries, Inc. Announces Shareholder Approval of Reverse Stock Split - Company to Change Fiscal Year to December 31 -

CHATTANOOGA, Tenn., Sept. 25  – Miller Industries, Inc. (NYSE: MLR – news) today announced that it has received shareholder approval to complete a one-for-five reverse stock split. The approval was granted at the annual shareholder meeting held yesterday in Atlanta. As a result, every five outstanding shares of Miller Industries common stock will be automatically converted into one share of common stock. The reverse split will be effective and will commence trading on a reverse split basis on October 1, 2001. The split is intended to bring the minimum average closing price of its common stock above $1.00 per share, in accordance with the continued listing requirements of the New York Stock Exchange.

Fractional shares of stock will not be issued as a result of the reverse split. Shareholders who would otherwise receive a fractional share of common stock will be entitled to receive an equivalent amount of cash in lieu of fractional shares, based on the closing price of the common stock prior to the opening of trading on October 1, 2001.

The company also announced today that its Board of Directors had approved a change in the Company’s fiscal year, from April 30 to December 31, effective December 31, 2001. Until the effective date, the Company will file with the Securities and Exchange Commission a Form 10-Q report for the three months ended October 31, 2001 in December 2001 and a Form 10-K report for the eight-month period ended December 31, 2001 in March 2002 to effect the change. The change to a December 31 fiscal year will enable the Company to report results on a conventional calendar basis beginning in 2002.

Miller Industries is the world’s leading integrated provider of vehicle towing and recovery equipment and services. The Company markets its towing services under the national brand name RoadOne® and its towing equipment under a number of well-recognized brands.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. There can be no assurance that after the consummation of the reverse split the common stock will trade at five times the market price prior to the reverse split or above the $1.00 per share minimum average closing price. The Company noted that forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2001, which discussion is incorporated herein by this reference.